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FOR IMMEDIATE RELEASE


                 American Business Financial Services Announces
                     Completion of Share Repurchase Program;
                   Board Authorizes an Additional 10% Buyback
                           Of Company's Common Stock

Bala Cynwyd, PA, July 16, 2001...American Business Financial Services, Inc. (NASDAQ: ABFI), a diversified financial services company operating nationwide, today announced that it has completed its share buyback program, authorized by the Board of Directors in November, 2000. The program authorized the purchase of up to 20% of ABFI common stock within a one-year period. The completion of the program resulted in the repurchase of 651,860 shares.

In addition, the Board of Directors has authorized ABFI to buy back up to an additional 10% of outstanding shares over the next year.

Commenting on these announcements, ABFI Chairman and Chief Executive Officer Anthony J. Santilli said, "This additional buyback authorization represents the Board's and management's continued confidence in the value of this company. We believe that the true value of ABFI is not reflected in the value assigned to it by the market today. At current price levels, we believe that one of the best investments ABFI can make is in the repurchase of our own stock. The completed repurchase program and this new buyback program demonstrate our confidence in ABFI's future."

American Business Financial Services, Inc. is a diversified financial services company operating throughout the United States. The Company originates business purpose loans and first and second mortgage loans through a combination of channels, including a national processing center located at its centralized operating office in Bala Cynwyd, Pennsylvania, and a retail branch network of offices.

For further information, contact Jeffrey M. Ruben, Executive Vice President, 610-617-5562, or Keith Bratz, VP--Corporate Communications, 610-617-7475.


Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause American Business Financial Services, Inc. and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, future residential real estate values, regulatory changes (legislative or otherwise) affecting the real estate market and mortgage lending activities, competition, demand for American Business Financial Services, Inc. and its subsidiaries' services, availability of funding, loan payment rates, delinquency and default rates, changes in factors influencing the loan securitization market and other risks identified in American Business Financial Services, Inc.'s Securities and Exchange Commission filings.